Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-24621, 33-54577, 33-63273, 33-54583, 333-58039, 333-69726, 333-100342, 333-111214, 333-111215, and 333-147882) of Dell Inc. (formerly Dell Computer Corporation) of our report dated March 31, 2008, except as to Note 11 as to which date is June 3, 2008, relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting of Dell Inc., which appears in the Current Report on Form 8-K of Dell Inc. dated June 5, 2008.
/s/ PricewaterhouseCoopers LLP
Austin, Texas
June 3, 2008